Exhibit 5.1

HUNTON & WILLIAMS LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TX 75202 TEL (214) 979-3300 FAX (214) 880-0011

January 8, 2009

Board of Directors
Wilshire Bancorp, Inc.

3200 Wilshire Blvd.

Los Angeles, California 90010

Wilshire Bancorp, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Wilshire Bancorp, Inc., a California corporation (the “Company”), in connection with the proposed sale of the following securities, as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) that has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”): (i) 62,158 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, of the Company (the “Preferred Stock”), (ii) a Warrant (the “Warrant”) to purchase initially 949,460 shares of Common Stock, no par value per share, of the Company (the “Common Stock”), and (iii) 949,460 shares of Common Stock issuable from time to time upon exercise of the Warrant (the “Warrant Shares,” and together with the Preferred Stock and the Warrant, the “Securities”). All of the Securities are being registered on behalf of certain securityholders of the Company.

The Preferred Stock and the Warrant were issued and sold to the United States Department of the Treasury (the “Treasury”) pursuant to a Letter Agreement, dated December 12, 2008 (the “Letter Agreement”), and the related Securities Purchase Agreement – Standard Terms (together with the Letter Agreement, the “Securities Purchase Agreement”), between the Company and the Treasury.

In connection with this opinion, we have examined and relied upon the Securities Purchase Agreement, the Warrant, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Company’s Restated Articles of Incorporation, as certified by the Secretary of State of the State of California on December 31, 2008, (ii) the Company’s

Second Amended and Restated Bylaws, as provided to us by the Company, (iii) the Certificate of Determination (the “Certificate of Determination”) with respect to the Preferred Stock, as certified by the Secretary of State of the State of California on December 8, 2008, and (iv) the Registration Statement, including the prospectus that forms a part of the Registration Statement and the documents incorporated therein by reference.

In this examination, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as reproductions or certified copies and the authenticity of the originals of such latter documents, (iii) the accuracy and completeness of all corporate records and other information made available to us by the Company, (iv) the legal capacity of natural persons, (v) and the genuineness of all signatures.

As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials and we do not assume any responsibility for the accuracy or completeness of such factual assertions.  We have not undertaken any independent investigation of factual matters.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Preferred Shares, the Warrant, and, upon exercise in accordance with the terms of the Warrant, the Warrant Shares, to be sold by the selling securityholders have been duly authorized and are validly issued, fully paid and nonassessable.

We do not purport to express an opinion on any laws other than those of the California General Corporation Law and those federal laws and regulations of the United States of America that attorneys exercising customary diligence would reasonably recognize as being customarily applicable to transactions of the type contemplated by the Registration Statement but without our having made any special investigation concerning the applicability of any other law or regulation.

This opinion is rendered only to you and is solely for your benefit in connection with the offer and sale of the Securities while the Registration Statement is in effect.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We undertake no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressee, or to take into account, or to advise you of, any changes in law, facts or other developments of which we may become aware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hunton & Williams LLP

10929/10427/10980/10969